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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                          WOMEN FIRST HEALTHCARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   978150 10 0
            --------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /       Rule 13d-1(b)

   /X/       Rule 13d-1(c)

   / /       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 978150 10 0                  13G                          PAGE 2 OF 11
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  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     GreenLeaf Capital, L.P., a Delaware limited partnership (IRS Identification No. 06-1539445), the sole general partner of which is GreenLeaf GP, L.L.C., a Delaware limited liability company. The managing members of GreenLeaf GP, L.L.C. are William Laverack, Jr., and Michael R. Stone.

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  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  /X/
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  3. SEC Use Only


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  4. Citizenship or Place of Organization

     A Delaware limited partnership. The sole general partner is a Delaware limited liability company whose members are individuals who are United States citizens.

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Number of Shares           5. Sole Voting Power
Beneficially Owned by         199,890 shares of Common Stock
Each Reporting Person
With                       ----------------------------------------------------
                           6. Shared Voting Power
                              -0-

                           ----------------------------------------------------
                           7. Sole Dispositive Power
                              199,890 shares of Common Stock

                           ----------------------------------------------------
                           8. Shared Dispositive Power
                              -0-

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  9. Aggregate Amount Beneficially Owned by Each Reporting Person
       199,890 shares of Common Stock

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 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)
         /X/

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 11. Percent of Class Represented by Amount in Row (9)
        0.75%

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 12. Type of Reporting Person (See Instructions)
        PN

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CUSIP No. 978150 10 0                  13G                          PAGE 3 OF 11
         --------------

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  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     Broad Street Associates, LLC, a Delaware limited liability company (IRS Identification No. 06-1629578). The managing members of Broad Street Associates, LLC are Daniel J. O'Brien and Michael R. Stone.

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  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  /X/
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  3. SEC Use Only


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  4. Citizenship or Place of Organization

     A Delaware limited liability company. The managing members are individuals who are United States citizens.

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Number of Shares           5. Sole Voting Power
Beneficially Owned by         299,927 shares of Common Stock
Each Reporting Person
With                       ----------------------------------------------------
                           6. Shared Voting Power
                              -0-

                           ----------------------------------------------------
                           7. Sole Dispositive Power
                              299,927 shares of Common Stock

                           ----------------------------------------------------
                           8. Shared Dispositive Power
                              -0-

-------------------------------------------------------------------------------
  9. Aggregate Amount Beneficially Owned by Each Reporting Person
       299,927 shares of Common Stock

-------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
              /X/

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 11. Percent of Class Represented by Amount in Row (9)
         1.13%

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 12. Type of Reporting Person (See Instructions)
         OO

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CUSIP No. 978150 10 0                  13G                          PAGE 4 OF 11
         --------------

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  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     Whitney Private Debt Fund, L.P., a Delaware limited partnership (IRS Identification No. 06-1626655), the sole general partner of which is Whitney Private Debt GP, L.L.C., a Delaware limited liability company. The managing members of Whitney Private Debt GP, L.L.C. are Daniel J. O'Brien and Michael R. Stone.

-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
  3. SEC Use Only


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  4. Citizenship or Place of Organization

     A Delaware limited partnership. The sole general partner is a Delaware limited liability company whose members are individuals who are United States citizens.

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Number of Shares           5. Sole Voting Power
Beneficially Owned by         535,800 shares of Common Stock
Each Reporting Person
With                       ----------------------------------------------------
                           6. Shared Voting Power
                              -0-

                           ----------------------------------------------------
                           7. Sole Dispositive Power
                              535,800 shares of Common Stock

                           ----------------------------------------------------
                           8. Shared Dispositive Power
                              -0-

-------------------------------------------------------------------------------
  9. Aggregate Amount Beneficially Owned by Each Reporting Person
       535,800 shares of Common Stock

-------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
             /X/

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 11. Percent of Class Represented by Amount in Row (9)
          2.02%

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 12. Type of Reporting Person (See Instructions)
         PN

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CUSIP No. 978150 10 0                  13G                          PAGE 5 OF 11
         --------------

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  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     J. H. Whitney Mezzanine Fund, L.P., a Delaware limited partnership (IRS Identification No. 06-1515013), the sole general partner of which is Whitney GP, L.L.C., a Delaware limited liability company. The members of Whitney GP, L.L.C. are Peter M. Castleman, James H. Fordyce, William Laverack, Jr., Daniel J. O'Brien and Michael R. Stone.

-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     A Delaware limited partnership. The sole general partner is a Delaware limited liability company whose members are individuals who are United States citizens.

-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by         535,800 shares of Common Stock
Each Reporting Person
With                       ----------------------------------------------------
                           6. Shared Voting Power
                              -0-

                           ----------------------------------------------------
                           7. Sole Dispositive Power
                              535,800 shares of Common Stock

                           ----------------------------------------------------
                           8. Shared Dispositive Power
                              -0-

-------------------------------------------------------------------------------
  9. Aggregate Amount Beneficially Owned by Each Reporting Person
      535,800 shares

-------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
               /X/

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 11. Percent of Class Represented by Amount in Row (9)
             2.02%

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 12. Type of Reporting Person (See Instructions)
            PN

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CUSIP No. 978150 10 0                  13G                          PAGE 6 OF 11
         --------------

ITEM 1.
     (a)  Name of Issuer
                Women First HealthCare, Inc.

          --------------------------------------------------------------------
     (b)  Address of Issuer's Principal Executive Offices
                12220 El Camino Real, Suite 400
                San Diego, CA 92130

          --------------------------------------------------------------------

ITEM 2.
     (a)  Name of Person Filing

          (i) GreenLeaf Capital, L.P. is a Delaware limited partnership. The name of the general partner of GreenLeaf Capital, L.P. is GreenLeaf GP, L.L.C.,a Delaware limited liability company, whose business address is 177 Broad Street, Stamford, CT 06901. The names and business address of the managing members of GreenLeaf GP, L.L.C. are as follows: William Laverack, Jr., and Michael R. Stone, the business address of each of whom is 177 Broad Street, Stamford, CT 06901.

          (ii) Broad Street Associates, LLC, is a Delaware limited liability company. The names and business address of the managing members of Broad Street Associates are as follows: Daniel J. O'Brien and Michael R. Stone, the business address of each of whom is 177 Broad Street, Stamford, CT 06901.

          (iii) Whitney Private Debt Fund, L.P., is a Delaware limited partnership. The name of the general partner of Whitney Private Debt Fund, L.P., is Whitney Private Debt GP, L.L.C., a Delaware limited liability company, whose business address is 177 Broad Street, Stamford, CT 06901. The names and business address of the managing members of Whitney Private Debt GP, L.L.C. are as follows: Daniel J. O'Brien and Michael R. Stone, the business address of each of whom is 177 Broad Street, Stamford, CT 06901.

          (iv) J.H. Whitney Mezzanine Fund, L.P. is a Delaware limited partnership. The name of the general partner of J.H. Whitney Mezzanine Fund, L.P. is Whitney GP, L.L.C., a Delaware limited liability company, whose business address is 177 Broad Street, Stamford, CT 06901. The names and business address of the members of Whitney GP, L.L.C. are as follows: Peter M. Castleman, James
H. Fordyce, William Laverack, Jr., Daniel J. O'Brien and Michael R. Stone, the business address of each of whom is 177 Broad Street, Stamford, CT 06901.

          --------------------------------------------------------------------
     (b)  Address of Principal Business Office or, if none, Residence

          (i)   GreenLeaf Capital, L.P.
                177 Broad Street
                Stamford, CT 06901

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CUSIP No. 978150 10 0                  13G                          PAGE 7 OF 11
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          (ii)  Broad Street Associates, LLC
                177 Broad Street
                Stamford, CT 06901

          (iii) Whitney Private Debt Fund, L.P.
                177 Broad Street
                Stamford, CT 06901

          (iv)  J. H. Whitney Mezzanine Fund, L.P.
                177 Broad Street
                Stamford, CT
                06901

          --------------------------------------------------------------------
     (c)  Citizenship

          (i) GreenLeaf Capital, L.P. is a Delaware limited partnership. Its general partner is a Delaware limited liability company. All of the individual managing members of the general partner are citizens of the United States.

          (ii) Broad Street Associates, LLC is a Delaware limited liability company. All of the individual managing members of Broad Street Associates, LLC are citizens of the United States.

          (iii) Whitney Private Debt Fund, L.P. is a Delaware limited partnership. Its general partner is a Delaware limited liability company. All of the individual managing members of the general partner are citizens of the United States.

          (iv) J. H. Whitney Mezzanine Fund, L.P. is a Delaware limited partnership. Its general partner is a Delaware limited liability company. All of the individual members of the general partner are citizens of the United States.

          --------------------------------------------------------------------
     (d)  Title of Class of Securities
                Common Stock

          --------------------------------------------------------------------
     (e)  CUSIP Number
                978150 10 0

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CUSIP No. 978150 10 0                  13G                          PAGE 8 OF 11
         --------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  / / Bank as defined in section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) / / An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

          (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

          (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

          (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          The following information is provided as of December 31, 2003(1)

          (a)   Amount beneficially owned:

                GreenLeaf Capital, L.P. is the beneficial owner of 199,890 shares.(2)

----------
     (1) GreenLeaf Capital, L.P., Broad Street Associates, LLC, Whitney Private Debt Fund, L.P. and J.H. Whitney Mezzanine Fund, L.P. disclaim the existence of a group with respect to the Common Stock of the issuer, and each disclaims beneficial ownership of the shares of Common Stock owned by the others.
     (2) Shares issuable upon the conversion of the issuer's Series B Preferred Stock.

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CUSIP No. 978150 10 0                  13G                          PAGE 9 OF 11
         --------------

                        Broad Street Associates, LLC is the beneficial owner of 299,927 shares.(2)

                        Whitney Private Debt Fund, L.P. is the beneficial owner of 535,800 shares.(3)

                        J. H. Whitney Mezzanine Fund, L.P. is the beneficial owner of 535,800 shares.(3)

           --------------------------------------------------------------------
          (b)   Percent of Class:

                        0.75% for GreenLeaf Capital, L.P.;

                        1.13% for Broad Street Associates, L.P.;

                        2.02% for Whitney Private Debt Fund, L.P.; and

                        2.02% for J. H. Whitney Mezzanine Fund, L.P.

           --------------------------------------------------------------------
          (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote

                        199,890 shares for GreenLeaf Capital, L.P.(2);

                        299,927 shares for Broad Street Associates, LLC(2);

                        535,800 shares for Whitney Private Debt Fund, L.P.(3);
                        and

                        535,800 shares for J. H. Whitney Mezzanine Fund, L.P.(3)

                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote

                        0 shares for GreenLeaf Capital, L.P.;

                        0 shares for Broad Street Associates, LLC;

                        0 shares for Whitney Private Debt Fund, L.P.; and

                        0 shares for J. H. Whitney Mezzanine Fund, L.P.

                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of

                        199,890 shares for GreenLeaf Capital, L.P.(2);

----------
     (3) Shares issuable upon the exercise of Warrants.

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CUSIP No. 978150 10 0                  13G                         PAGE 10 OF 11
         --------------

                        299,927 shares for Broad Street Associates, LLC(2);

                        535,800 shares for Whitney Private Debt Fund, L.P.(3);
                        and

                        535,800 shares for J. H. Whitney Mezzanine Fund, L.P.(3)

                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of

                        0 shares for GreenLeaf Capital, L.P.;

                        0 shares for Broad Street Associates, LLC;

                        0 shares for Whitney Private Debt Fund, L.P.; and

                        0 shares for J. H. Whitney Mezzanine Fund, L.P.

                  -------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

          Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          No other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the securities owned by GreenLeaf Capital, L.P., Broad Street Associates, LLC, Whitney Private Debt Fund, L.P., and J. H. Whitney Mezzanine Fund, L.P.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

          Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable

ITEM 10.  CERTIFICATION

          By signing below, the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 978150 10 0                  13G                         PAGE 11 OF 11
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                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of GreenLeaf Capital, L.P., Broad Street Associates, LLC, Whitney Private Debt Fund, L.P. and J.H. Whitney Mezzanine Fund, L.P. certifies that the information set forth in this statement is true, complete and correct.


                                        Date: February 12, 2004

                                        GREENLEAF CAPITAL, L.P.

                                        By: GreenLeaf GP, L.L.C.


                                        By:  /s/ Michael R. Stone
                                            --------------------------------
                                            Michael R. Stone
                                            Managing Member

                                        BROAD STREET
                                        ASSOCIATES, LLC


                                        By:  /s/ Daniel J. O'Brien
                                            --------------------------------
                                            Daniel J. O'Brien
                                            Managing Member

                                        WHITNEY PRIVATE DEBT FUND, L.P.

                                        By: Whitney Private Debt GP, L.L.C.


                                        By:  /s/ Daniel J. O'Brien
                                            --------------------------------
                                            Daniel J. O'Brien
                                            Managing Member

                                        J. H. WHITNEY MEZZANINE FUND, L.P.

                                        By: Whitney GP, L.L.C.


                                        By:  /s/ Daniel J. O'Brien
                                            --------------------------------
                                            Daniel J. O'Brien
                                            Managing Member